Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:                         Barbara Brungess
Vice President, Corporate & Investor Relations
610-727-7199
bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS
FISCAL 2016 FOURTH QUARTER AND YEAR END RESULTS

VALLEY FORGE, PA, November 2, 2016 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2016 fourth quarter ended September 30, 2016, revenue increased 5.9 percent to $37.6 billion. Revenue increased 8.0 percent to $146.8 billion in the fiscal year. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share was $0.64 for the September quarter of fiscal 2016, a decrease of 59.0 percent. GAAP diluted earnings per share for the fiscal year was $6.32, compared to a loss of $0.63 in the prior year.

Adjusted diluted earnings per share, which excludes items described below, increased 12.1 percent to $1.30 in the fiscal fourth quarter. For fiscal year 2016, adjusted diluted earnings per share increased 13.8 percent to $5.62.

The Company also announced that its Board of Directors authorized a new $1 billion regular share repurchase program which, together with available capacity under the existing regular share repurchase program, permits the Company to purchase up to $1.1 billion in shares of its common stock, subject to market conditions. The company had 220.1 million shares outstanding as of September 30, 2016.

“I am pleased with the solid performance we delivered in the September quarter,” said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen. “We successfully navigated a challenging healthcare landscape, and we continued to enhance our offerings for customers and make important investments in our infrastructure.”

“In fiscal 2016, we renewed relationships with key customers in our core business, we delivered excellent growth in our specialty businesses, and we had strong contributions from our most recent acquisitions, MWI Veterinary Supply and PharMEDium. In addition, we successfully mitigated the dilutive impact of the two warrant exercises, and we repurchased a total of $731.2 million in stock under our regular repurchase programs, a significant increase over our original expectation for fiscal 2016. We ended the year with an improved balance sheet, and we have significant financial flexibility as we head into fiscal 2017.”

“I have great confidence in the strength of our long-term customer relationships and unique portfolio of integrated services which offer compelling value propositions to pharmaceutical manufacturers and provider customers. We provide a vital service in the global healthcare system, and we do so with the ultimate goal of improving the lives of patients while delivering balanced, long-term value to all of our stakeholders.”

Below we present descriptive summaries of our GAAP quarterly results as well as our adjusted quarterly results. In the tables that follow, we present our GAAP results and GAAP to non-GAAP reconciliations. Refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables.

Summary of GAAP Quarterly Results

•
Revenue: In the fourth quarter of fiscal 2016, revenue was $37.6 billion, up 5.9 percent compared to the same quarter in the previous fiscal year, reflecting a 5.9 percent increase in Pharmaceutical Distribution revenue and a 4.9 percent increase in revenue within Other.

•
Gross Profit: Gross profit in the fiscal 2016 fourth quarter was $1.1 billion, a 15.5 percent increase over the same period in the previous year, driven primarily by a LIFO credit of $74.1 million versus a LIFO charge of $88.9 million in the prior year quarter. Gross profit as a percentage of revenue increased 25 basis points to 2.99 percent from the prior year quarter.

•
Operating Expenses: In the fourth quarter of fiscal 2016, operating expenses were $899.7 million, up 106.8 percent over the same period in the last fiscal year. The increase was driven primarily by a significant increase in warrants expense, which includes the final adjustment related to the August 2016 warrants exercise. Operating expenses as a percentage of revenue in the fiscal 2016 fourth quarter were 2.40 percent compared to 1.23 percent for the same period in the previous fiscal year.

•
Operating Income: In the fiscal 2016 fourth quarter, operating income of $224.8 million was down 58.3 percent versus the prior year, driven by the increase in operating expenses. Operating income as a percentage of revenue decreased 92 basis points to 0.60 percent in the fiscal 2016 fourth quarter compared to the previous year’s fourth quarter.

•
Interest Expense, Net: In the fiscal 2016 fourth quarter, net interest expense of $35.1 million was up 10.3 percent versus the prior year quarter due to the increase in borrowings to partially fund the acquisition of PharMEDium.

•	Tax Rate: The effective tax rate for the fourth quarter of fiscal 2016 was 24.0 percent, versus 23.3 percent in the previous fiscal year’s fourth quarter.

•
Earnings Per Share: Diluted earnings per share was down 59.0 percent to $0.64 in the fourth quarter of fiscal year 2016 compared to $1.56 in the previous fiscal year’s fourth quarter, driven primarily by the decrease in net income.

•
Shares Outstanding: Diluted weighted average shares outstanding for the fourth quarter of fiscal year 2016 were 226.9 million, a 2.8 percent decline versus the prior year quarter due to share repurchases, net of the warrants and stock option exercises.

Summary of GAAP Fiscal Year Results

In fiscal year 2016, diluted earnings per share was $6.32, compared to a loss of $0.63 in the prior year. Revenue of $146.8 billion was up 8.0 percent over the last fiscal year. Gross profit increased 21.1 percent and operating income increased 261.4 percent, driven primarily by a decrease in warrants expense. Operating income margin increased 73 basis points to 1.04 percent due to the increase in gross profit and the decrease in operating expenses. Diluted weighted average shares outstanding in fiscal 2016 were 226.0 million, up 3.8 percent from the prior fiscal year.

Definition of Adjusted Results

The comments below compare adjusted results, which exclude:

•	Warrants (income) expense;

•	Gain from antitrust litigation settlements;

•	LIFO expense or credit;

•	Acquisition-related intangibles amortization;

•	Employee severance, litigation and other expenses; and a

•	Pension settlement.

In addition, we calculate our adjusted earnings per share for each period using an adjusted diluted weighted average share count, which excludes the accounting dilution resulting from the impact of the equity warrants prior to their exercise, and the impact from the shares repurchased under our special share repurchase programs, net of the weighted average number of shares issued related to the March 2016 and August 2016 warrants exercises.  We previously issued $600 million of 1.15% senior notes due in May 2017 to fund our initial special share repurchase program. The interest expense incurred relating to this borrowing is also excluded from the non-GAAP presentation.

Summary of Adjusted Quarterly Results

•
Revenue: In the fourth quarter of fiscal 2016, revenue was $37.6 billion, up 5.9 percent compared to the same quarter in the previous fiscal year, reflecting a 5.9 percent increase in Pharmaceutical Distribution revenue and a 4.9 percent increase in revenue within Other.

•
Adjusted Gross Profit: Gross profit in the fiscal 2016 fourth quarter was $1.1 billion, a 1.1 percent decrease over the same period in the previous year, driven by declines in gross profit in Pharmaceutical Distribution and within Other. Gross profit as a percentage of revenue was 2.80 percent, a decrease of 19 basis points from the prior year quarter.

•
Adjusted Operating Expenses: In the fourth quarter of fiscal 2016, operating expenses were $586.3 million, down 3.1 percent over the same period in the last fiscal year. The decrease in operating expenses in the quarter was primarily driven by the impact of certain expense reduction initiatives, offset in part by the impact of the addition of PharMEDium and additional costs to support the revenue growth of our businesses. Operating expenses as a percentage of revenue in the fiscal 2016 fourth quarter were 1.56 percent, compared to 1.71 percent for the same period in the previous fiscal year.

•
Adjusted Operating Income: In the fiscal 2016 fourth quarter, operating income of $464.2 million was up 1.6 percent versus the prior year, driven by the decline in operating expenses, which was offset in part by the decline in gross profit. Operating income as a percentage of revenue decreased 5 basis points to 1.24 percent in the fiscal 2016 fourth quarter compared to the previous year’s fourth quarter.

•
Adjusted Interest Expense, Net: In the fiscal 2016 fourth quarter, net interest expense of $32.9 million was up 11.0 percent versus the prior year quarter due to the increase in borrowings to partially fund the acquisition of PharMEDium.

•
Adjusted Tax Rate: The effective tax rate for the fourth quarter of fiscal 2016 was 31.4 percent, down from 37.0 percent in the previous fiscal year’s fourth quarter, reflecting a rate benefit resulting from the favorable impact of growth in our international businesses.

•
Adjusted Earnings Per Share: Diluted earnings per share was up 12.1 percent to $1.30 in the fourth quarter of fiscal year 2016 compared to $1.16 in the previous fiscal year’s fourth quarter, driven primarily by the increase in net income.

•	Adjusted Shares Outstanding: Diluted weighted average shares outstanding for the fourth quarter of fiscal year 2016 were 227.8 million, a 1 percent decline versus the prior year quarter.

Segment Discussion

The Pharmaceutical Distribution segment includes both AmerisourceBergen Drug Corporation (ABDC) and AmerisourceBergen Specialty Group (ABSG). PharMEDium is a component of ABDC. Other includes AmerisourceBergen Consulting Services (ABCS), World Courier, and MWI Veterinary Supply (MWI).

Pharmaceutical Distribution Segment

Pharmaceutical Distribution revenue was $36.0 billion, an increase of 5.9 percent compared to the same quarter in the prior year. ABDC’s revenue increased 5.0 percent, due primarily to solid organic sales growth, including sales to Walgreens Boots Alliance, Inc. ABSG’s revenue increased 15.2 percent, which was driven by strong performance in our oncology business (including an increase in sales to community oncologists), and by sales growth in our blood products, vaccine and physician office distribution businesses. Intrasegment revenues between ABDC and ABSG have been eliminated in the presentation of total Pharmaceutical Distribution revenue. Total intrasegment revenue was $2.1 billion and $1.6 billion in the quarters ended September 30, 2016 and 2015, respectively.

Segment operating income of $393.9 million in the September quarter of fiscal 2016 was up 1.2 percent compared to the same period in the previous year due to the addition of PharMEDium and the strong performance in ABSG, offset in part by the impact of previously announced customer renewals in ABDC.

Other

Revenue in Other was $1.6 billion in the fourth quarter of fiscal 2016, an increase of 4.9 percent over the same period in the prior year as revenue increased at MWI, World Courier, and ABCS. Operating income in Other increased 3.8 percent to $70.4 million in the fourth quarter of fiscal 2016, primarily driven by a decrease in operating expenses.

Summary Adjusted Fiscal Year Results

In fiscal year 2016, adjusted diluted earnings per share from continuing operations were $5.62, an increase of 13.8 percent over the prior fiscal year. Revenue of $146.8 billion was up 8.0 percent over the last fiscal year. Adjusted gross profit increased 8.3 percent and adjusted operating income increased 6.6 percent, driven primarily by the increase in revenue and the addition of PharMEDium, offset in part by the impact of customer contract renewals. Adjusted operating income margin decreased 2 basis points to 1.38 percent due to the decline in ABDC’s adjusted operating income margin. Adjusted diluted weighted average shares outstanding in fiscal 2016 were 228.9 million, down 0.6 percent from the prior fiscal year.

Fiscal Year 2017 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information is not available and cannot be reasonably estimated. Refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2017 Expectations on an Adjusted Basis

Looking ahead, due to the uncertainty around drug pricing trends in particular, we have slightly reduced both our revenue growth rate and our adjusted diluted earnings per share growth rate expectations for fiscal 2017. We now expect:

•	Revenue growth in the range of 6.5 percent to 8 percent;

•	Adjusted diluted earnings per share to be in the range of $5.63 to $5.88;

•	Adjusted diluted earnings per share in the December quarter will be several cents lower than the prior year’s result, and flat in the March quarter compared to the March 2016 quarter; and

•	Performance will be stronger in the second half of the year than in the first half.

These expectations, as well as the other assumptions below, do not include any potential benefit from new business from pending transactions at any of our large customers, nor does it include any potential negative impact from the implementation of proposed changes to reimbursement mechanisms under Medicare Part B.

Additional assumptions include:

•	Adjusted operating expense growth in the range of 6 percent to 7 percent;

•	Adjusted operating income in the range of down slightly to up 4 percent;

•	Adjusted effective tax rate in the range of 33 percent;

•	Free cash flow generation at or slightly above adjusted net income;

•	Capital expenditures in the $500 million range; and

•	Share repurchases sufficient to offset dilution from employee stock option exercises, subject to market conditions.

We have also incorporated the following working assumptions regarding the pharmaceutical market into our fiscal 2017 expectations:

•	Brand drug inflation in the range of 7 percent to 9 percent;

•	Generic drug deflation in the range of 7 percent to 9 percent;

•	Contributions from new generic launches similar to the prior year; and

•	No significant contributions from biosimilars.

Accounting Adjustments Relating to Prior Periods

As a result of our planned expansion of new distribution facilities, we recently engaged in a review of the accounting treatment of leases.  Based on our review, we determined that we are considered to be the accounting owner of these facilities as well as certain other facilities that were built in prior years.   Therefore, we adjusted the September 30, 2015 balance sheet for all affected leases resulting in a $227 million increase to total assets, primarily construction assets of $213 million recorded as property and equipment, a $244 million increase to total liabilities, primarily current and long-term financing obligations of $249 million, and a cumulative, net of tax, impact to retained earnings of $17 million. As of September 30, 2016, construction assets recorded as property and equipment totaled $272 million and current and long-term financing obligations related to the construction assets totaled $280 million.  We no longer report rent expense for these leased facilities.  Instead, rental payments under the leases are recognized as a reduction of the financing obligation and as interest expense.  Additionally, depreciation expense is recorded as construction assets are depreciated over their useful lives.  As a result of this revision, there was no adjustment to GAAP diluted earnings per share for the quarter ended September 30, 2015.  GAAP diluted earnings per share for the fiscal year ended September 30, 2015 was reduced by $0.01.  Adjusted diluted earnings per share for the quarter and fiscal year ended September 30, 2015 were reduced by $0.01 and $0.02, respectively.

Conference Call

The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Time on November 2, 2016.

Participating in the conference call will be:

Steven H. Collis, Chairman, President & Chief Executive Officer
Tim G. Guttman, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 288-0337. No access code is required. The live call will also be webcast via the Company’s website at www.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for thirty days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the US, dial (800) 475-6701. From outside the US, dial (320) 365-3844. The access code for the replay is 403504.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conferences in the coming months:

•	Credit Suisse Global Healthcare Conference in Phoenix on November 7, 2016;

•	Global Mizuho Investor Conference in New York on November 14, 2016;

•	Citi Global Healthcare Conference in New York on December 7, 2016;

•	Bank of America One on One Conference in Chicago on December 14, 2016;

•	Goldman Sachs CEOs Unplugged Conference in Boston on January 5, 2017; and the

•	JP Morgan Global Healthcare Conference in San Francisco in January 2017.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. With services ranging from drug distribution and niche premium logistics to reimbursement and pharmaceutical consulting services, AmerisourceBergen delivers innovative programs and solutions across the pharmaceutical supply channel in human and animal health. With over $145 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 19,000 people. AmerisourceBergen is ranked #12 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "will," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: competition; industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; changes to the customer or supplier mix; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms; the disruption of AmerisourceBergen's cash flow and ability to return value to its stockholders in accordance with its p ast practices; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and AmerisourceBergen, including with respect to the pharmaceutical distribution agreement and/or the global sourcing arrangement;  changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; federal and state prosecution of alleged violations of related laws and regulations, and any related litigation, including shareholder derivative lawsuits or other disputes relating to our distribution of controlled substances; increased federal scrutiny and qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services and any related litigation; material adverse resolution of pending legal proceedings; declining reimbursement rates for pharmaceuticals; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of PharMEDium, or the inability to capture all of the anticipated synergies related thereto; regulatory action in connection with the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business; declining economic conditions in the United States and abroad; financial market volatility and disruption; the loss, bankruptcy or insolvency of a major supplier; interest rate and foreign currency exchange rate fluctuations; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; changes in tax laws or legislative initiatives that could adversely affect AmerisourceBergen's tax positions and/or AmerisourceBergen's tax liabilities or adverse resolution of challenges to AmerisourceBergen's tax positions; natural disasters or other unexpected events that affect AmerisourceBergen's operations; the impairment of goodwill or other intangible assets, resulting in a charge to earnings; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting AmerisourceBergen's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2016	% of Revenue	Three Months Ended September 30, 2015	% of Revenue	% Change

Revenue	$37,560,603		$35,470,378		5.9%

Cost of goods sold	36,436,068		34,496,804		5.6%

Gross profit [1]	1,124,535	2.99%	973,574	2.74%	15.5%

Operating expenses:
Distribution, selling and administrative	530,256	1.41%	553,819	1.56%	-4.3%
Depreciation and amortization	94,669	0.25%	70,872	0.20%	33.6%
Warrants	260,617		(196,487)
Employee severance, litigation and other [2]	14,192		6,895
Total operating expenses	899,734	2.40%	435,099	1.23%

Operating income	224,801	0.60%	538,475	1.52%	-58.3%

Other (income) loss	(1,824)		2,413

Impairment charge on equity investment [3]	—		30,622

Interest expense, net	35,052		31,790		10.3%

Income before income taxes	191,573	0.51%	473,650	1.34%	-59.6%

Income tax expense	45,888		110,530		-58.5%

Net income	$145,685	0.39%	$363,120	1.02%	-59.9%

Earnings per share:
Basic	$0.66		$1.71		-61.4%
Diluted	$0.64		$1.56		-59.0%

Weighted average common shares outstanding:
Basic	219,087		212,155		3.3%
Diluted	226,853		233,395		-2.8%
 ________________________________________

1  Includes a $74.1 million LIFO credit in the three months ended September 30, 2016.  Includes an $88.9 million LIFO expense charge and a $0.4 million gain from antitrust litigation settlements in the three months ended September 30, 2015.

2  Includes $13.3 million of employee severance and other costs and $0.9 million of deal-related transaction costs in the three months ended September 30, 2016.  Includes $3.9 million of employee severance and other costs and $3.0 million of deal-related transaction costs in the three months ended September 30, 2015.

3  Represents an impairment charge related to the Company's minority ownership interest in a pharmaceutical wholesaler in Brazil.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2016	% of Revenue	Fiscal Year Ended September 30, 2015	% of Revenue	% Change

Revenue	$146,849,686		$135,961,803		8.0%

Cost of goods sold	142,577,080		132,432,490		7.7%

Gross profit [1]	4,272,606	2.91%	3,529,313	2.60%	21.1%

Operating expenses:
Distribution, selling and administrative	2,091,237	1.42%	1,907,840	1.40%	9.6%
Depreciation and amortization	364,735	0.25%	248,635	0.18%	46.7%
Warrants	140,342		912,724
Employee severance, litigation and other [2]	102,911		37,894
Pension settlement	47,607		—
Total operating expenses	2,746,832	1.87%	3,107,093	2.29%

Operating income	1,525,774	1.04%	422,220	0.31%	261.4%

Other (income) loss	(5,048)		13,598

Impairment on equity investment [3]	—		30,622

Interest expense, net	139,912		109,036		28.3%

Income before income taxes	1,390,910	0.95%	268,964	0.20%

Income tax (benefit) expense	(37,019)		407,129

Net income (loss)	$1,427,929	0.97%	$(138,165)	-0.10%

Earnings per share:
Basic	$6.73		$(0.63)
Diluted [4]	$6.32		$(0.63)

Weighted average common shares outstanding:
Basic	212,206		217,786		-2.6%
Diluted [4]	225,959		217,786		3.8%
________________________________________

1  Includes a $200.2 million LIFO expense charge and a $133.8 million gain from antitrust litigation settlements in the fiscal year ended September 30, 2016.  Includes a $542.8 million LIFO expense charge and a $65.5 million gain from antitrust litigation settlements in the fiscal year ended September 30, 2015.

2  Includes $53.5 million of employee severance and other costs, $19.2 million of deal-related transaction costs (primarily related to professional fees with respect to the PharMEDium acquisition), a $17.1 million charge related to the transfer of surplus assets from the Company's settled salaried defined benefit pension plan to its defined contribution 401(k) plan, and $13.0 million of costs related to customer contract extensions (primarily related to the settlement of certain disputed items) in the fiscal year ended September 30, 2016.  Includes $32.6 million of deal-related transaction costs (primarily related to professional fees with respect to the MWI acquisition) and $5.3 million of employee severance and other costs in the fiscal year ended September 30, 2015.

[3]	Represents an impairment charge related to the Company's minority interest in a pharmaceutical wholesaler in Brazil.

4 As a result of the net loss in the fiscal year ended September 30, 2015, stock options, restricted stock, restricted stock units, and the Warrants issued to Walgreens Boots Alliance, Inc. were anti-dilutive.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2016
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share

GAAP	$1,124,535	$899,734	$224,801	$35,052	$191,573	$45,888	$145,685	$0.64

Warrants expense [1]	—	(260,617)	260,617	(2,154)	262,771	96,662	166,109	0.73

Gain from antitrust litigation settlements	—	—	—	—	—	(616)	616	—

LIFO credit	(74,075)	—	(74,075)	—	(74,075)	(28,091)	(45,984)	(0.20)

Acquisition-related intangibles amortization	—	(38,651)	38,651	—	38,713	15,843	22,870	0.10

Employee severance, litigation and other	—	(14,192)	14,192	—	14,192	6,033	8,159	0.04

Pension settlement	—	—	—	—	—	220	(220)	—

Adjusted Non-GAAP	$1,050,460	$586,274	$464,186	$32,898	$433,174	$135,939	$297,235	$1.30	[2]

Adjusted Non-GAAP % changes vs. prior year quarter	-1.1%	-3.1%	1.6%	11.0%	1.9%	-13.6%	11.0%	12.1%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.99%	2.80%
Operating expenses	2.40%	1.56%
Operating income	0.60%	1.24%
 ________________________________________

[1]
A tax benefit of approximately $96 million was recognized primarily related to the change in the fair value of the Warrants during the three months ended September 30, 2016.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2015
	Gross Profit	Operating Expenses	Operating Income	Impairment Charge	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share

GAAP	$973,574	$435,099	$538,475	$30,622	$31,790	$473,650	$110,530	$363,120	$1.56

Warrants income [1]	—	196,487	(196,487)	—	(2,156)	(194,331)	7,072	(201,403)	(0.85)

Gain from antitrust litigation settlements	(443)	—	(443)	—	—	(443)	470	(913)	—

LIFO expense	88,929	—	88,929	—	—	88,929	29,399	59,530	0.26

Acquisition-related intangibles amortization	—	(19,617)	19,617	—	—	19,838	7,207	12,631	0.05

Employee severance, litigation and other	—	(6,895)	6,895	—	—	6,895	2,652	4,243	0.02

Impairment charge on equity investment [2]	—	—	—	(30,622)	—	30,622	—	30,622	0.13

Adjusted Non-GAAP	$1,062,060	$605,074	$456,986	$—	$29,634	$425,160	$157,330	$267,830	$1.16	[3]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.74%	2.99%
Operating expenses	1.23%	1.71%
Operating income	1.52%	1.29%

________________________________________

[1]
During the three months ended September 30, 2015, the amount of Warrants expense deductible for income tax purposes was based on the initial 2013 valuation of the Warrants.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

[2]	Represents an impairment charge to the Company's minority ownership interest in a pharmaceutical wholesaler in Brazil. Due to the nature of the loss, no tax benefit was recorded.

[3]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2016
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income	Diluted Earnings Per Share

GAAP	$4,272,606	$2,746,832	$1,525,774	$139,912	$1,390,910	$(37,019)	$1,427,929	$6.32

Warrants expense [1]	—	(140,342)	140,342	(8,618)	148,960	510,935	(361,975)	(1.66)

Gain from antitrust litigation settlements	(133,758)	—	(133,758)	—	(133,758)	(53,005)	(80,753)	(0.35)

LIFO expense	200,230	—	200,230	—	200,230	79,347	120,883	0.53

Acquisition-related intangibles amortization	—	(147,262)	147,262	—	147,514	58,457	89,057	0.39

Employee severance, litigation and other	—	(102,911)	102,911	—	102,911	40,781	62,130	0.27

Pension settlement	—	(47,607)	47,607	—	47,607	18,866	28,741	0.13

Adjusted Non-GAAP	$4,339,078	$2,308,710	$2,030,368	$131,294	$1,904,374	$618,362	$1,286,012	$5.62	[2]

Adjusted Non-GAAP % changes vs. prior year period	8.3%	9.8%	6.6%	30.7%	6.3%	-5.3%	13.0%	13.8%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.91%	2.95%
Operating expenses	1.87%	1.57%
Operating income	1.04%	1.38%

________________________________________

[1]
The Company received a private letter ruling from the Internal Revenue Service in November 2015, which entitles it to an income tax deduction equal to the fair value of the Warrants on the date of exercise.  As a result, the Company recognized a tax benefit adjustment of approximately $456 million, which represented the estimated tax deduction for the increase in the fair value of the Warrants from the issuance date through September 30, 2015.  A tax benefit of approximately $52 million was recognized primarily related to the change in the fair value of the Warrants during the fiscal year ended September 30, 2016.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

[2]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

 AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2015
	Gross Profit	Operating Expenses	Operating Income	Impairment Charge	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net (Loss) Income	Diluted Earnings Per Share

GAAP	$3,529,313	$3,107,093	$422,220	$30,622	$109,036	$268,964	$407,129	$(138,165)	$(0.63)

Warrants expense [1]	—	(912,724)	912,724	—	(8,615)	921,339	28,540	892,799	3.91

Gain from antitrust litigation settlements	(65,493)	—	(65,493)	—	—	(65,493)	(24,933)	(40,560)	(0.18)

LIFO expense	542,807	—	542,807	—	—	542,807	206,648	336,159	1.46

Acquisition-related intangibles amortization	—	(54,095)	54,095	—	—	55,117	20,984	34,133	0.15

Employee severance, litigation and other	—	(37,894)	37,894	—	—	37,894	14,426	23,468	0.10

Impairment charge on equity investment [2]	—	—	—	(30,622)	—	30,622	—	30,622	0.13

Adjusted Non-GAAP	$4,006,627	$2,102,380	$1,904,247	$—	$100,421	$1,791,250	$652,794	$1,138,456	$4.94

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.60%	2.95%
Operating expenses	2.29%	1.55%
Operating income	0.31%	1.40%
________________________________________

[1]
During the fiscal year ended September 30, 2015, the amount of Warrant expense deductible for income tax purposes was based on the initial 2013 valuation of the Warrants. In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

[2]	Represents an impairment charge related to the Company's minority ownership interest in a pharmaceutical wholesaler in Brazil. Due to the nature of the loss, no tax benefit was recorded.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
RECONCILIATION OF DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (GAAP TO NON-GAAP)
(In thousands)
(unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2016	2015	2016	2015

Basic shares outstanding	219,087	212,155	212,206	217,786

Stock option, restricted stock, and restricted stock unit dilution	3,029	4,523	3,338	—

Warrants dilution	4,737	16,717	10,415	—

GAAP diluted shares outstanding	226,853	233,395	225,959	217,786

Warrants dilution [1]	(4,737)	(16,717)	(10,415)	—

Shares repurchased under special share repurchase programs, net [1]	5,707	13,444	13,357	7,629

Stock option, restricted stock, and restricted stock unit dilution [2]	—	—	—	4,857

Non-GAAP diluted shares outstanding	227,823	230,122	228,901	230,272
 ________________________________________

[1]
For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to exclude the dilutive impact of the Warrants prior to their exercise and the shares repurchased under special share repurchase programs, net of the weighted average number of shares issued related to the March 2016 and August 2016 Warrants exercises.

[2]
For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to include the impact of the stock options, restricted stock, and restricted stock units that were anti-dilutive for the GAAP presentation due to the GAAP loss in the fiscal year ended September 30, 2015.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,
Revenue	2016	2015	% Change
Pharmaceutical Distribution	$35,997,087	$33,976,475	5.9%
Other	1,632,929	1,557,201	4.9%
Intersegment eliminations	(69,413)	(63,298)	9.7%

Revenue	$37,560,603	$35,470,378	5.9%

	Three Months Ended September 30,
Operating income	2016	2015	% Change
Pharmaceutical Distribution	$393,905	$389,168	1.2%
Other	70,384	67,818	3.8%
Intersegment eliminations	(103)	—
Total segment operating income	464,186	456,986	1.6%

Gain from antitrust litigation settlements	—	443
LIFO credit (expense)	74,075	(88,929)
Acquisition-related intangibles amortization	(38,651)	(19,617)
Warrants (expense) income	(260,617)	196,487
Employee severance, litigation and other	(14,192)	(6,895)

Operating income	$224,801	$538,475

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.18%	2.34%
Operating expenses	1.09%	1.19%
Operating income	1.09%	1.15%

Other
Gross profit	16.28%	17.22%
Operating expenses	11.97%	12.86%
Operating income	4.31%	4.36%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.99%	2.74%
Operating expenses	2.40%	1.23%
Operating income	0.60%	1.52%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted Gross profit	2.80%	2.99%
Adjusted Operating expenses	1.56%	1.71%
Adjusted Operating income	1.24%	1.29%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Fiscal year Ended Septmber 30,
Revenue	2016	2015	% Change
Pharmaceutical Distribution	$140,731,224	$131,480,550	7.0%
Other	6,386,917	4,772,178	33.8%
Intersegment eliminations	(268,455)	(290,925)	-7.7%

Revenue	146,849,686	135,961,803	8.0%

	Fiscal Year Ended September 30,
Operating income	2016	2015	% Change
Pharmaceutical Distribution	$1,688,055	$1,649,741	2.3%
Other	342,416	254,506	34.5%
Intersegment eliminations	(103)	—
Total segment operating income	2,030,368	1,904,247	6.6%

Gain from antitrust litigation settlements	133,758	65,493
LIFO expense	(200,230)	(542,807)
Acquisition-related intangibles amortization	(147,262)	(54,095)
Warrants expense	(140,342)	(912,724)
Employee severance, litigation and other	(102,911)	(37,894)
Pension settlement	(47,607)	—

Operating income	$1,525,774	$422,220

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.30%	2.39%
Operating expenses	1.10%	1.13%
Operating income	1.20%	1.25%

Other
Gross profit	17.32%	18.14%
Operating expenses	11.95%	12.80%
Operating income	5.36%	5.33%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.91%	2.60%
Operating expenses	1.87%	2.29%
Operating income	1.04%	0.31%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted Gross profit	2.95%	2.95%
Adjusted Operating expenses	1.57%	1.55%
Adjusted Operating income	1.38%	1.40%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,
	2016	2015
ASSETS

Current assets:
Cash and cash equivalents	$2,741,832	$2,167,442
Accounts receivable, net	9,175,876	8,222,951
Merchandise inventories	10,723,920	9,755,094
Prepaid expenses and other	148,318	189,001
Total current assets	22,789,946	20,334,488

Property and equipment, net	1,530,682	1,192,510
Goodwill and other intangible assets	8,959,346	6,137,510
Other long-term assets	309,713	298,474

Total assets	$33,589,687	$27,962,982

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$23,926,320	$20,886,439
Other current liabilities	1,309,888	691,788
Total current liabilities	25,236,208	21,578,227

Long-term debt	3,594,253	3,493,048

Other long-term liabilities	2,629,822	2,275,321

Stockholders’ equity	2,129,404	616,386

Total liabilities and stockholders’ equity	$33,589,687	$27,962,982

 AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Fiscal Year Ended September 30,
	2016	2015

Operating Activities:
Net income (loss)	$1,427,929	$(138,165)
Adjustments to reconcile net income (loss) to net cash provided by operating activities [1]	522,133	1,290,572
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(912,724)	(1,478,793)
Merchandise inventories [2]	(907,022)	(836,382)
Accounts payable	3,011,508	4,957,227
Other	36,673	127,769
Net cash provided by operating activities	3,178,497	3,922,228

Investing Activities:
Capital expenditures	(464,616)	(231,585)
Cost of acquired companies, net of cash acquired	(2,731,356)	(2,633,412)
Cost of equity investments	(19,034)	—
Net proceeds from sales of (purchases of) investments in available-for-sale securities	59,746	(86,214)
Other	(13,919)	20,046
Net cash used in investing activities	(3,169,179)	(2,931,165)

Financing Activities:
Net borrowings	713,214	1,496,390
Purchases of common stock [3]	(2,266,344)	(1,859,106)
Exercises of warrants	2,360,479	—
Exercises of stock options, including excess tax benefits	74,768	193,991
Cash dividends on common stock	(288,477)	(253,919)
Purchases of call options	—	(180,000)
Other	(28,568)	(29,490)
Net cash provided by (used in) financing activities	565,072	(632,134)

Increase in cash and cash equivalents	574,390	358,929

Cash and cash equivalents at beginning of year	2,167,442	1,808,513

Cash and cash equivalents at end of year	$2,741,832	$2,167,442

________________________________________

[1]	Adjustments include non-cash Warrants expense of $140.3 million and $912.7 million for the fiscal years ended September 30, 2016 and 2015, respectively.

[2]	Merchandise inventories include LIFO expense of $200.2 million and $542.8 million for the fiscal years ended September 30, 2016 and 2015, respectively.

[3]
Includes purchases made under a special share repurchase program totaling $1,535.1 million that cash settled in the fiscal year ended September 30, 2016 (all under the call options). Includes purchases made under special share repurchase programs totaling $1,540.1 million in the fiscal year ended September 30, 2015, which includes $18.0 million of fiscal 2014 purchases that cash settled in October 2014.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures including (i) adjusted gross profit, (ii) adjusted operating expenses, (iii) adjusted operating income, (iv) adjusted interest expense, net, (v) adjusted income before income taxes, (vi) adjusted income tax expense, (vii) adjusted net income and (viii) adjusted diluted earnings per share. The preceding tables provide reconciliations of the financial measures calculated and presented in accordance with GAAP to the supplemental non-GAAP financial measures presented in this press release.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company's core operating performance. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP.

The Company does not provide forward-looking diluted earnings per share guidance on a GAAP basis as certain financial information is not available and cannot be reasonably estimated. For example, the expense or income we recognized in fiscal 2016 related to Warrants was largely dependent on changes in our stock price that were out of the Company’s control and could not be reasonably estimated in advance. Additionally, our LIFO expense is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control and cannot be predicted with any reasonable certainty. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

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